Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS THIRD QUARTER 2016 RESULTS

Houston, TX — October 27, 2016 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced net income attributable to Comfort Systems USA of $20.5 million or $0.54 per diluted share, for the quarter ended September 30, 2016, as compared to $17.7 million or $0.46 per diluted share, for the quarter ended September 30, 2015. The Company reported revenue of $428.8 million in the current quarter, as compared to $410.6 million in 2015.  The Company reported free cash flow of $7.3 million in the current quarter, as compared to $18.4 million in 2015.  Backlog as of September 30, 2016 was $719.3 million as compared to $724.3 million as of June 30, 2016 and $666.3 million as of September 30, 2015.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are very happy to report the strongest quarterly earnings per share in our history.  Strong execution by our workforce helped us to build upon historically high margins, and we believe that the investments we have made in service, technology and training are providing a strong return in our businesses.  We are also happy to report that backlog has increased as compared to the same time last year.”

The Company reported net income attributable to Comfort Systems USA for the nine months ended September 30, 2016 of $48.0 million or $1.27 per diluted share, as compared to $36.1 million or $0.96 per diluted share, for the first nine months of 2015.  The Company also reported revenue of $1.24 billion as compared to $1.20 billion for the same period of 2015.  Free cash flow for the nine months ended September 30, 2016 was $33.3 million as compared to $60.3 million in the first nine months of 2015.

Mr. Lane concluded, “Comfort Systems USA remains on track for a strong 2016, and we believe that our backlog and the underlying industry conditions position us for success in 2017.  We remain committed to invest in our business and people, and we are optimistic that our investments will continue to add value as we seek growth and excellence in the important markets we serve.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Friday, October 28, 2016 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4211 and enter 36595926 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMX8FMYQX.  The Company anticipates that an accompanying slide presentation will also be available under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 3:00 p.m. Central Time, Friday, November 4, 2016 by calling 1-888-286-8010 with the conference passcode of 86069339, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 91 locations in 84 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	(Unaudited)				(Unaudited)
	2016	%	2015	%	2016	%	2015	%
Revenue	$428,760	100.0%	$410,565	100.0%	$1,242,240	100.0%	$1,196,679	100.0%
Cost of services	335,944	78.4%	323,100	78.7%	986,496	79.4%	962,477	80.4%
Gross profit	92,816	21.6%	87,465	21.3%	255,744	20.6%	234,202	19.6%

SG&A	61,032	14.2%	57,902	14.1%	180,245	14.5%	168,967	14.1%
Gain on sale of assets	(166)	—	(298)	(0.1)%	(523)	—	(625)	(0.1)%
Operating income	31,950	7.5%	29,861	7.3%	76,022	6.1%	65,860	5.5%

Interest expense, net	(560)	(0.1)%	(399)	(0.1)%	(1,864)	(0.2)%	(1,290)	(0.1)%
Changes in the fair value of contingent earn-out obligations	804	0.2%	—	—	468	—	125	—
Other income (expense)	80	—	37	—	455	—	64	—
Income before income taxes	32,274	7.5%	29,499	7.2%	75,081	6.0%	64,759	5.4%

Income tax expense	11,803		9,613		27,052		22,202
Net income including noncontrolling interests	20,471	4.8%	19,886	4.8%	48,029	3.9%	42,557	3.6%

Less: Net income attributable to noncontrolling interests	—		2,213		—		6,414
Net income attributable to Comfort Systems USA, Inc.	$20,471	4.8%	$17,673	4.3%	$48,029	3.9%	$36,143	3.0%

Income per share attributable to Comfort Systems USA, Inc.:

Basic	$0.55		$0.47		$1.28		$0.97

Diluted	$0.54		$0.46		$1.27		$0.96

Shares used in computing income per share:
Basic	37,360		37,552		37,380		37,431
Diluted	37,821		38,007		37,854		37,844

Supplemental Non-GAAP Information — Adjusted Earnings Before Interests, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016	%	2015	%	2016	%	2015	%

Net income including noncontrolling interests	$20,471		$19,886		$48,029		$42,557
Income taxes	11,803		9,613		27,052		22,202
Other expense (income), net	(80)		(37)		(455)		(64)
Changes in the fair value of contingent earn-out obligations	(804)		—		(468)		(125)
Interest expense, net	560		399		1,864		1,290
Gain on sale of assets	(166)		(298)		(523)		(625)
Depreciation and amortization	6,513		5,922		19,671		17,386
Adjusted EBITDA	$38,297	8.9%	$35,485	8.6%	$95,170	7.7%	$82,621	6.9%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income including noncontrolling interests, income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)

Cash and cash equivalents	$25,337	$56,464
Accounts receivable, net	331,111	302,052
Costs and estimated earnings in excess of billings	36,239	31,338
Other current assets	30,177	34,419
Total current assets	422,864	424,273
Property and equipment, net	66,490	60,813
Goodwill	148,140	143,874
Identifiable intangible assets, net	44,993	41,079
Other noncurrent assets	35,255	21,555
Total assets	$717,742	$691,594

Current maturities of long-term debt	$100	$500
Current maturities of long-term capital lease obligations	190	251
Accounts payable	106,165	106,684
Billings in excess of costs and estimated earnings	81,408	85,397
Other current liabilities	125,835	112,559
Total current liabilities	313,698	305,391
Long-term debt	27,480	10,500
Long-term capital lease obligations	123	256
Other long-term liabilities	11,461	10,442
Total liabilities	352,762	326,589
Comfort Systems USA, Inc. stockholders’ equity	364,980	346,721
Noncontrolling interests	—	18,284
Total stockholders’ equity	364,980	365,005
Total liabilities and stockholders’ equity	$717,742	$691,594

Selected Cash Flow Data (Unaudited) (In Thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cash provided by (used in):
Operating activities	$13,333	$23,923	$49,754	$74,583
Investing activities	$(6,020)	$(5,799)	$(74,920)	$(20,483)
Financing activities	$(20,258)	$(13,766)	$(5,961)	$(41,092)

Free cash flow:
Cash from operating activities	$13,333	$23,923	$49,754	$74,583
Purchases of property and equipment	(6,353)	(5,908)	(17,257)	(15,216)
Proceeds from sales of property and equipment	353	406	847	891

Free cash flow	$7,333	$18,421	$33,344	$60,258

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.